UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 14, 2008

The Inventure Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 N. 40th St., Suite 300, Phoenix, AZ		85018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Cash Bonus Plan

On February 12, 2008, the Compensation Committee of the Board of Directors of the Company approved a key employee cash bonus plan for the Company’s fiscal year ending December 27, 2008, in which the following named executive officers participate:

Terry McDaniel, President and Chief Executive Officer, is eligible to receive an annual bonus under the plan of up to $154,000 (40% of his base salary), two-thirds of which is based on the Company achieving the net income targets set forth in the plan and one-third of which is based on the achievement of individual goals.

Steve Weinberger, Chief Financial Officer, is eligible to receive an annual bonus under the plan of up to $92,750 (35% of his base salary), two-thirds of which is based on the Company achieving the net income targets set forth in the plan and one-third of which is based on the achievement of individual goals.

Steve Sklar, Senior Vice President of Marketing, is eligible to receive an annual bonus under the plan of up to $54,017 (25% of his base salary), two-thirds of which is based on the Company achieving the net income targets set forth in the plan and one-third of which is based on the achievement of individual goals.

Performance is measured and payments are made following the six-month period ending June 28, 2008, the three-month period ending September 27, 2008 and the three-month period ending December 27, 2008.

On July 21, 2008, the Board of Directors acknowledged that the goals for the six-month period ending June 28, 2008 had been achieved and approved performance bonuses of $34,650, $20,869 and $12,154 to Messrs. McDaniel, Weinberger and Sklar, respectively.  Payments of these amounts were made on August 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Inventure Group, Inc.
(Registrant)

Date	August 18, 2008
/s/ Steve Weinberger
(Signature)

Steve Weinberger
Chief Financial Officer